Exhibit 10.6

AH REALTY TRUST, INC.
AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN
ALIGNMENT OF INTEREST PROGRAM

1.    Purpose. AH Realty Trust, Inc. (f/k/a Armada Hoffler Properties, Inc.), a Maryland corporation (the “Company”), established the AH Realty Trust, Inc. Amended and Restated 2013 Equity Incentive Plan (the “Plan”) in order to (a) attract, retain and motivate key employees and other service providers (b) align the interests of such persons with the Company’s stockholders, and (c) promote ownership of the Company’s Common Stock. This Alignment of Interest Program (the “Program”) is being adopted effective February 2nd, 2026, to further the purposes of the Plan by providing incentives to certain employees to receive awards of Time-Based LTIP Units, thereby strengthening the commitment of such persons to the Company and its stockholders.

2.    Definitions. The following definitions shall apply for purposes of the Program. Capitalized terms used, but not defined herein, shall have the meanings attributed to such terms in the Plan or in the Third Amended and Restated Agreement of Limited Partnership of AH Realty Trust, LP (f/k/a Armada Hoffler, LP), (the “LPA”) in each case as may be amended from time to time.

(a) “Compensation” shall mean, with respect to a Participant, such Participant’s annual short-term incentive compensation. For clarity, severance payments based on a Participant’s annual short-term incentive compensation shall not constitute Compensation.

(b) “Determination Date” shall mean the date that is the seventh trading day following the date upon which the Company publicly releases its corporate earnings in respect of the fourth quarter of the Company’s fiscal year to which the bonus relates; provided, that, unless otherwise determined by the Committee, the Determination Date shall not be a date that would result in the calculation of the number of Alignment LTIP Units pursuant to Section 4(c) being based, in-part or in-whole, on the trading price of the Company’s Common Stock during a “Black-Out Period” under the Company’s Insider Trading Policy.

3.    Participation. The “Participants” in the Program shall be the officers of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and employees who are designated by the Chief Executive Officer from time to time to participate in the Program.

4.    Elections.

(a)Each year, Participants may, during the first quarter of the year to which the Compensation relates (the “Performance Year”) or by such other deadline established by the Committee, elect (i) to receive a portion of the Compensation earned (if any) in respect of such Performance Year in the form of Time-Based LTIP Units (“Alignment LTIP Units”) rather than in cash, and (ii) whether the Alignment LTIP Units will be (a) fully vested upon issuance (“Vested Alignment LTIP Units”) or (b) subject to service-based vesting conditions (“Unvested Alignment LTIP Units”), in which case the number of Unvested Alignment LTIP Units will be increased by 25% (the “Grant Multiple”). For clarity, the portion of Compensation that a Participant elects to receive in the form of Alignment LTIP Units (without regard to the Grant Multiple) shall reduce the portion of the Compensation payable in cash to the Participant.

Exhibit 10.6
(b)The portion of Compensation that a Participant may elect to receive in Alignment LTIP Units, the vesting period applicable to Unvested Alignment LTIP Units, and the corresponding Grant Multiple(s), shall be determined by the Committee (which determination shall be perpetual until modified by the Committee) and set forth in the applicable election notice, a form of which is set forth in Exhibit A (the “Election Notice”).

(c)The number of Alignment LTIP Units issued shall be determined as of the Determination Date as follows:

(i) If the Participant elects Vested Alignment LTIP Units, the number of Vested Alignment LTIP Units issued shall be equal to the quotient of (x) the amount of Compensation the Participant elected to receive in the form of LTIP, divided by (y) the average of the closing prices of Common Stock for a period of five consecutive trading days ending on (and including) the Determination Date, rounded down to the nearest whole number of Time-Based LTIP Units.

(ii)If the Participant elects Unvested Alignment LTIP Units, the number of such Unvested Alignment LTIP Units issued shall be equal to the product of (x) the Grant Multiple, multiplied by the quotient of (x) the amount of Compensation the Participant elected to receive in the form of Time-Based LTIP Units, divided by (y) the average of the closing prices of Common Stock for a period of five consecutive trading days ending on (and including) the Determination Date, rounded down to the nearest whole number of Time-Based LTIP Units.

(d)The Alignment LTIP Units shall be issued to the Participant on the date that is five calendar days following the Determination Date (or if such date is not a trading day, the trading day immediately thereafter).

(e)Unless otherwise determined by the Committee, once delivered to the Company, an Election Notice shall be irrevocable. Election notices under the Program will not be “evergreen” (i.e., an election notice with respect to one Performance Year will not apply to a subsequent Performance Year). A new election notice must be submitted in accordance with this Section 4 with respect to each Performance Year for which a Participant wishes to receive a portion of the Participant’s Compensation in the form of Alignment LTIP Units.

5.    Form of Alignment LTIP Unit Award Agreement; LPA Terms. The form of award agreement governing Alignment LTIP Units will be determined by the Committee. Unless determined otherwise by the Committee, subject to changes to reflect the applicable vesting schedule, the form of award agreement will be consistent with the Company’s most recently approved standard form of award agreement for Time-Based LTIP Units. For purposes of the LPA, Vested Alignment LTIP Units are “Vested Time-Based LTIP Units” and Unvested Alignment LTIP Units are “Unvested Time-Based LTIP Units” and the Alignment LTIP Units shall be subject to all of the applicable terms of the LPA.

6.    Subject to the Plan. Notwithstanding anything to the contrary herein, the Program and any Awarded LTIP Units shall be subject to the terms and conditions set forth in the Plan and the LPA. In the event of any inconsistency between the provisions of the Program and the provisions of the Plan or the LPA, the provisions of the Plan or the LPA, as applicable, shall govern and control. For the avoidance of doubt, Awarded LTIP Units may be issued under the Program only to the extent there are enough shares of Common Stock reserved and available for issuance pursuant to the Plan.

Exhibit 10.6

7.    Amendments. The Committee may from time to time amend, modify, suspend or terminate the Program; provided, that no such action shall adversely affect Alignment LTIP Units previously granted pursuant to the Program without the Participant’s written consent.

8.    Survival. The Program shall continue in effect for so long as the Plan is in effect unless earlier terminated by the Committee.

9.    Section 409A. Payments under the Program are intended to comply with, or be exempt from, Section 409A of the Code and the final treasury regulations and other legally binding guidance promulgated thereunder. The Program shall be construed and interpreted in accordance with such intent. If any provision of the Program needs to be revised to satisfy the requirements of Section 409A of the Code, then such provision or the Program shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of Section 409A of the Code. Notwithstanding anything herein to the contrary, neither the Company nor any of its officers, directors, employees or agents guarantee that the Program complies with, or is exempt from, Section 409A of the Code, and none of the foregoing shall have any liability for the failure of the Program to so comply with, or be exempt from, Section 409A of the Code.

10.    Governing Law. The Program shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to principles of conflicts of law of such state.

Exhibit 10.6

EXHIBIT A

AH REALTY TRUST, INC.
AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN
ALIGNMENT OF INTEREST PROGRAM
ELECTION NOTICE

I. Elections
As specified below, I hereby elect, pursuant to Section 4 of the Alignment of Interest Program (the “Program”) under the AH Realty Trust, Inc. Amended and Restated 2013 Equity Incentive Plan, as amended (the “Plan”) maintained by AH Realty Trust, Inc. (f/k/a Armada Hoffler Properties, Inc.), a Maryland corporation (the “Company”), (i) to receive the percentage of my 202[6] short-term annual incentive indicated below in the form of Time-Based LTIP Units rather than cash, and (ii) that such Time-Based LTIP Units will either be Vested Alignment LTIP Units or Unvested Alignment LTIP Units, as specified below:

Compensation	Time-Based LTIP Unit Percentage*	Vesting Election*	Grant Multiple
202[6] Short-Term Incentive	25% □ 50% □ 75% □ 100% □	□ Vested Alignment LTIP Units □ Unvested Alignment LTIP Units **	1.0x 1.25x
*Indicate your selection by checking the appropriate box. If you do not make a “Vesting Election” you will be deemed to have elected “Vested Alignment LTIP Units.”
**Unvested Alignment LTIP Units will vest in equal installments on each of the three anniversaries of the Unvested Alignment LTIP Unit issuance date, provided that such Unvested Alignment LTIP Units shall fully vest upon the first to occur of either (i) a Change in Control, subject to your continued employment through the consummation thereof, or (ii) a termination of your employment without Cause or your resignation for Good Reason (as each such term is defined in the applicable award agreement). Alignment LTIP Units will be issued on the date that is five calendar days following the Determination Date (or if such date is not a trading day, the trading day immediately thereafter).

This election is irrevocable and applies only to your 202[6] short-term incentive compensation opportunity, which, if earned, will be paid (in cash and/or Time-Based LTIP Units, as elected) in 202[7]. Capitalized terms not defined herein shall have the meaning given such terms in the Program, the Plan or the LPA, as applicable.

II. Agreements and Acknowledgements
I understand that if I elect “Unvested Alignment LTIP Units,” the Time-Based LTIP Units I receive will be subject to service-based vesting conditions and such Time-Based LTIP Units will be forfeited if the vesting conditions are not satisfied. I also understand that any Alignment LTIP Units

Exhibit 10.6
issued pursuant to the Program will be subject to all of the terms of the Plan, the LPA, and, if Unvested Alignment LTIP Units are elected, a Time-Based LTIP Unit award agreement. I agree that I will file, within 30 days after the date of issuance of any Alignment LTIP Units, an election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code with respect to such Alignment LTIP Units.

The Program is intended to comply with applicable tax laws and regulations. However, neither the Company nor any of its representatives makes any representations or guarantees regarding such compliance. Participation in the Program is voluntary and you should consultant with your personal tax advisor prior to deciding whether to participate in the Program.

If you do not wish to receive any portion of your 202[6] short-term incentive compensation in the form of Time-Based LTIP Units, no action is required.

This election is made as of the date set forth below and is irrevocable once made.

Participant:

Date signed: